Exhibit 10.5
AGREEMENT
between
Novelis AG, Bellerivestrasse 36, 8034 Zurich, Switzerland
(hereinafter the “Company”)
and
Mr. Arnaud de Weert, Chamer Fussweg 15, 6300 Zug, Switzerland
(hereinafter the “Employee”)
regarding
Termination of Employment
WHEREAS the Employee is currently employed by the Company pursuant to an employment agreement concluded between the parties on February 13, 2006 (the “Employment Agreement”);
WHEREAS the Company, on June 8, 2009 gave notice of termination by respecting the ordinary two months notice period per end of the month with effect as of August 31, 2009;
WHEREAS the parties prefer to terminate the employment relationship by mutual agreement;
NOW, therefore, in consideration of the mutual covenants and agreements set forth hereinafter, the parties agree as follows:
1.	The parties agree to terminate the Employment Agreement and the employment relationship existing between them as of August 31, 2009 (the “Effective Date”) and there shall be not extension of the notice period for whatever reason
Novelis AG
Novelis Bellerivestrasse 36, CH 8034, Zurich, Switzerland. Tel +41 44 386 2150 Fax +41 44 386 2151

including, in particular sickness, accident, military service or any other reason listed in art. 336c of the Swiss Code of Obligations.
2.	The Employee will be released from his obligations to work with immediate effect. Accordingly, the Company will arrange for the Employee’s title and signatory authority to be deleted from the commercial register as soon as reasonably practical. However, the Employee shall provide such cooperation and assistance as reasonably required by the Company for the orderly transition of management, including but not limited to (a) the specific obligations of the Employee under this Agreement, (b) providing such information as reasonably required by the Company and (c) signing of such documentation reasonably required by the Company to effectuate the termination of the Employee’s employment and resignation from membership of any Board of Directors of the Company or any affiliated company. Additionally, the Employee shall cooperate and assist the Company or any company affiliated to the Company as shall be reasonably required, by providing truthful, accurate information (to the extent that the Employee would be under an obligation under applicable law to testify as a witness and only so far as this will not conflict with applicable laws) in the investigation and handling of any legal proceedings, regulatory investigation, administrative or other hearing, whether formal or informal, by any person, entity or governmental entity against the Company or any company affiliated to the Company (a “Legal Matter”). The Employee’s obligations to cooperate and assist the Company in any Legal Matter includes the obligation to appear and testify as a witness at, to assist the Company with the preparation for, and to provide any documents or information which relates in whole or in part to the period of time in which the Employee was employed by the Company. The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses incurred by him in connection with such cooperation and assistance in a Legal Matter, including reasonable attorneys’ fees approved in advance by the Company.
The Employee shall not be prevented from engaging in other employment or business activities provided, however, that he complies with his obligation not to compete pursuant to section 8. In the event the Employee engages in another employment or business activity the remuneration received from such activity shall not be deducted from the Employee’s salary and other entitlements.
3.	The Company continues to pay the Employee’s base salary until the Effective Date on the same terms and with the same deductions as in the past. The additional payments under this Agreement shall be subject to such deductions as required or permitted by law.
4.	The Company shall pay a lump sum of 435,000 Euros gross with the September 2009 payroll as severance under the terms of the Employment Agreement.
Novelis AG
Novelis Bellerivestrasse 36, CH 8034, Zurich, Switzerland. Tel +41 44 386 2150 Fax +41 44 386 2151

5.	The Company shall pay the Employee’s earned AIP in the gross amount of 118,857 Euros gross, for FY 2009 in July 2009 at the same time it is paid to Company employees.
6.	In addition, the Company shall, with September 2009 payroll payment, pay to the Employee a lump sum payment of CHF 320,000 gross in full settlement of all claims that the Employee might have in connection with his employment and its termination, including, in particular, any claims that the Employee might have under any annual or long term incentive plan such as the second instalment of the first tranche of the Employee’s FY 2008 LTIP which, if the Employee were otherwise eligible, would be payable in July 2010.
7.	In addition, the Company shall with the September 2009 payroll payment pay the Employee a lump sum payment of 30,000 Euros gross in full satisfaction of the Company’s obligation to pay for Employee’s and Employee’s family’s repatriation costs back to Belgium, irrespective of whether Employee returns immediately or later.
8.	The Employee agrees that until the Effective Date he will not directly or indirectly (i) own, manage, operate, control, be employed by, establish, participate in any business which is directly competing with the Company or a company affiliated to the Company (a “Competing Business”) or (ii) engage in any other business activity that competes with the Company or a company affiliated to the Company. The acquisition of shares in a company whose shares are officially listed at a stock exchange is not prohibited.
Upon each proven single breach of the covenant not to compete, the Employee shall pay the Company a penalty in the amount of CHF 100,000. The Employee shall be liable for any further damage resulting from such breach, if any. In addition to this penalty the Company may enforce the Employee’s covenant not to compete, in particular by interim relief measures. In case of a breach of the covenant not to compete the Company is furthermore entitled to terminate the Employment Agreement with immediate effect.

On the Effective Date, the covenant not to compete as set forth in this Section 8 shall expire.
9.	Until the second anniversary of the Effective Date, the Employee shall not actively entice away or solicit any employees of the Company or of any company affiliated to the Company or offer them a job. Upon each proven violation of his obligations under this section 9, the Employee shall pay to the Company liquidated damages in the amount of CHF 100,000. Payment of the liquidated damages does not relieve the Employee from his obligations under this section 9. The Company is, furthermore, entitled to seek judicial enforcement of the
Novelis AG
Novelis Bellerivestrasse 36, CH 8034, Zurich, Switzerland. Tel +41 44 386 2150 Fax +41 44 386 2151

Employee’s obligations under this section 9 and/or to claim damages exceeding the amount of the liquidated damages.
10.	Until the second anniversary of the Effective Date, the Employee shall not directly or indirectly entice away or solicit any customers of the Company or any company affiliated to the Company for whom the Employee was active during the last 12 months prior to June 8, 2009 (the “Customers”) for the benefit of a Competitor. This restriction applies only to Customers who (i) are active customers of the Company or the relevant affiliate at or during the 12 months prior to June 8, 2009 and (ii) are based in or doing business in Europe (a “Restricted Customer”), and applies only with respect to products which are competing with the products and services offered by the Company or a company affiliated to the Company at or during the 12 months prior to June 8, 2009. “Competitor” means, for the purpose of this clause, a person or commercial entity whose business directly competes with the business of the Company or a company affiliated to the Company at or during the 12 months prior to June 8, 2009. Upon each proven violation of his obligations under this section 10 the Employee shall pay to the Company liquidated damages in the amount of CHF 100,000. Payment of the liquidated damages does not relieve the Employee from observing his obligations under this section 10. The Company is, furthermore, entitled to seek judicial enforcement of the Employee’s obligations under this section 10 and/or to claim damages exceeding the amount of the liquidated damages.
11.	On June 8, 2009, or such other date as agreed in writing with the Company, the Employee shall hand over to the Company all documents and copies thereof of a confidential nature belonging or relating to the Company or any company affiliated to the Company in his possession, which he obtained in connection with his employment. In addition, the Employee shall return all property belonging to the Company or any company affiliated to the Company in his possession. The Employee furthermore, shall return a copy of any electronically stored confidential data belonging to the Company or any company affiliated to the Company on or before June 8, 2009, or such other date as agreed in writing by the Company, and the Employee shall not keep a copy of any such confidential data belonging to the Company. The Company agrees to make available to the Employee such returned documents and information if and when the Employee needs them in order to defend his legitimate interests in connection with any Legal Matter to which the Employee may become a party and which relate to his activities as an Employee of the Company or of any company affiliated to the Company (“Legal Matter Information”). If Legal Matter Information is provided to Employee, it shall be used solely for the purposes stated in this section and shall be returned to the Company immediately upon completion of the Legal Matter.
Novelis AG
Novelis Bellerivestrasse 36, CH 8034, Zurich, Switzerland. Tel +41 44 386 2150 Fax +41 44 386 2151

12.	During the term of the Employment Agreement and thereafter the Employee shall keep strictly confidential and neither use for his own purpose or that of others nor make known to any third person any confidential information, knowledge or date obtained by him during his employment with the Company with respect to the Company or any company affiliated to the Company or of any products, improvements, formulas, recipes, designs, processes, customers, methods of distribution or methods of manufacture or operation, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how or data which at such time of disclosure is not publicly know and in the public domain.
13.	The Company herewith informs the Employee that his accident insurance will end 30 days after the Effective Date, i.e. on September 30, 2009. If by such date the Employee had not commenced new employment that provides for insurance coverage of the occupational as well as non-occupational accident, the Employee has to notify his health insurer about the fact that the employment relationship will end on the Effective Date to secure sufficient insurance coverage or has to take out a so-called “Abredeversicherung” with the current accident insurance company for up to 180 days.
The Company, furthermore, informs the Employee that, as from the Effective Date, the Employee will no longer benefit from sickness assistance as stipulated in the Employee Handbook Section 6.
14.	The Employee will not in any way disparage or criticize the Company or any company affiliated to the Company, their respective directors, officers or employees or any of the Company’s products or those of any other company affiliated to the Company.
15.	(a) The Employee releases the Company and its Affiliates and their respective directors, officers, stockholders, employees, agents or attorneys of and from any and all claims of any nature which has arisen or may arise in connection with the Employee’s employment with the Company. Such release does not apply with respect to claims (of which the Employee has no actual knowledge at the date hereof) which are based on an act or omission (i) that meets a legal standard of gross negligence or fraud and that causes actual, material harm to the Employee, or (ii) that constitutes a criminal offence in any jurisdiction where the Company or any company affiliated to the Company is or has engaged in business. (b) The Company, for itself and for any company affiliated to the Company, releases the Employee of and from any and all claims of any nature whatsoever, excepting any act(s) or omission(s) by the Employee during employment with the Company of which the Company or the affiliate has no actual knowledge at the date hereof (i) that meet a legal standard of gross negligence or fraud and that cause actual, material harm to the Company or any affiliate, or (ii) that constitutes
Novelis AG
Novelis Bellerivestrasse 36, CH 8034, Zurich, Switzerland. Tel +41 44 386 2150 Fax +41 44 386 2151

a criminal offence in any jurisdiction where the Company or any company affiliated to it is or has engaged in business.

(c) The releases in this Agreement do not include the obligations of the parties arising out of this Agreement.
16.	The Company shall provide to the Employee not later than the effective date of this Agreement with a certificate of employment in the form and substance of Attachment 1, duly signed by an individual or individuals authorized by the Company. The Company shall, unless otherwise required by law, provide only such information in response to any inquiry about the Employee’s employment or termination of employment, so long as the Employee directs any such inquiry to Robert Virtue at Novelis Inc., John Gardner at the Company, or their successors.
17.	Modifications of and amendments to this Agreement shall exclusively be made in writing.
18.	The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Should this Agreement or section 1 thereof for any reason whatsoever be void or rescinded, the Company’s notice of termination dated June 8, 2009 with effect as of August 31, 2009 shall have full force and effects without any payments being due to the Employee other than under mandatory statutory law and/or Employment Agreement.
19.	The present Agreement shall be governed by Swiss law.

Place and date	Place and date

Zurich, 22.06.09	z u b, 26.06.09

The Company	The Employee
Novelis AG

/s/ Colin Bond	/s/ Arnaud de Weert

Arnaud de Weert

/s/ Colin Bond

Novelis AG
Novelis Bellerivestrasse 36, CH 8034, Zurich, Switzerland. Tel +41 44 386 2150 Fax +41 44 386 2151